Exhibit 3.1

GREAT PLAINS ETHANOL, LLC

(a South Dakota Limited Liability Company)

FIRST AMENDMENT
TO
FIFTH AMENDED AND RESTATED OPERATING AGREEMENT

THIS FIRST AMENDMENT (THIS “AMENDMENT”) TO THE FIFTH AMENDED AND RESTATED OPERATING AGREEMENT OF GREAT PLAINS ETHANOL, LLC (THE “COMPANY”), DATED APRIL 17, 2006 (THE “OPERATING AGREEMENT”) is adopted and approved effective as of this 20th day of June, 2008.

RECITALS:

WHEREAS, a majority of the members of the Company’s Board of Managers (the “Board”) have the authority to amend the Operating Agreement pursuant to Section 8.1(a)(ix) of the Operating Agreement; and

WHEREAS, at a meeting duly held on June 17, 2008, the Board approved the amendment of the Operating Agreement to provide that dispositions of capital units of the Company and admissions of new members to the Company shall take place on a quarterly, as opposed to a trimester, basis, and in connection with such approval the Board vested Rick Serie, the Company’s General Manager and Chief Executive Officer, with full authority to approve the form of and to execute an amendment to the Operating Agreement in conformity with such approval.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, such members of the Board of Managers agree as follows:

AGREEMENTS:

The Operating Agreement is amended as follows:

1.                                      Amendment to Section 1.27.  Section 1.27 is amended by deleting Section 1.27 in its entirety and substituting in its place the following:

“1.27       “Quarter” means any of the three-month periods ending March 31, June 30, September 30 and December 31.”

2.                                      Amendment to Section 4.1(b).  Section 4.1(b) is amended by deleting the two references to “Trimester” and substituting in its place the term “Quarter.”

3.                                      Additional Terms.

(a)           Effectiveness.  The provisions of this Amendment shall become effective as of the date hereof.

(b)           The Agreement.  All references in the Operating Agreement to the term “Agreement” shall be deemed to refer to the Operating Agreement referenced in, and as amended by, this Amendment.

(c)           Amendment and Operating Agreement to be Read Together.  Effective the date hereof, this Amendment amends and is part of the Operating Agreement, and the Operating Agreement and this Amendment shall henceforth be read together and shall constitute the “Agreement.”  Except as otherwise set forth herein, the Operating Agreement shall remain in full force and effect.

(d)           Applicable Law. This Amendment shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of South Dakota, except to the extent that the federal laws of the United States apply.

(e)           Headings, Etc. The article headings and section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

*        *        *        *        *

IN WITNESS WHEREOF, and on the authority of the Board, which has adopted this Amended in accordance with the provisions of Section 8.1(a)(ix) of the Operating Agreement, the undersigned General Manager and Chief Executive Officer of the Company has executed this Amendment as of the day and year first above written.

/s/ Rick Serie
Rick Serie
General Manager and Chief Executive Officer